July 22, 2003

Computer Associates International, Inc.
One Computer Associates Plaza
Islandia, New York  11749

Re:

Registration Statement Nos.  333-100896, 333-32942,  333-31284,  333-88916, 333-83147,  333-80883,  333-79727,  333-62055,  333-19071,  333-04801,  33-64377,  33-53915,  33-53572,  33-34607,  33-18322,  33-20797,  and 2-92355 on Form S-8; and 333-105337 and 333-99565 on Form S-3

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated July 22, 2003 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

KPMG LLP
New York, New York